                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2)
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 SKYWEST, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

    ---------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule<ws>0<ho>-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

    (5) Total fee paid:

    ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   ----------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

   ----------------------------------------------------------------------------

   (3) Filing Party:

   ----------------------------------------------------------------------------

  (4) Date Filed:

  -----------------------------------------------------------------------------

                                  SKYWEST, INC.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held August 12, 1997
                               ------------------



To the Shareholders of SKYWEST, INC.:


         The Annual Meeting of Shareholders of SkyWest, Inc. will be held at the SkyWest Corporate Offices, 444 South River Road, St. George, Utah 84790, on Tuesday, August 12, 1997, at 11:00 a.m. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

         (1) To elect eight members of the Board of Directors, each to serve until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

         (2) To ratify the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending March 31, 1998.

         (3)      Such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on June 30, 1997, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                            Eric D. Christensen
                                            Corporate Secretary

DATED:  July 7, 1997


                                    IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED, PLEASE DATE, FILL IN, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY.

                                  SKYWEST, INC.
                              444 South River Road
                             St. George, Utah 84790

                               ------------------

                                 PROXY STATEMENT
                               ------------------


                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 August 12, 1997


                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of SkyWest, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held Tuesday, August 12, 1997, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about July 7, 1997.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

         The Board of Directors has fixed the close of business on June 30, 1997, as the record date (the "Record Date") for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 10,150,211 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the eight director nominees; FOR the ratification of the appointment by the Board of Directors of Arthur Andersen LLP to be the independent auditor of the Company for the fiscal year ending March 31, 1998, and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

         The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. The eight (8) nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The ratification of the selection of an independent auditor, and any other matter presented for approval by the shareholders will generally be approved, in accordance with Utah law, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of any matter.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

         The Board of Directors will consist of eight directors all of whom will be elected at the Annual Meeting. On April 1, 1997, the Company received the resignation of W. Martin Braham, the designee of Delta Air Lines Inc. ("Delta") to the Board of Directors pursuant to a stock option agreement with Delta. See "Certain Relationships and Related Party Transactions." The Company does not intend to fill the vacancy resulting from Mr. Braham's resignation. Such directors will serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Shareholders do not have cumulative voting rights in the election of directors (each shareholder is entitled to cast one vote for each share held for each director). Unless authority is withheld, it is the intention of the persons named in the enclosed form of proxy to vote "FOR" the election as directors of the persons identified as nominees for directors in the table below. Each of the nominees is currently serving as a director. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxies will be voted "FOR" such other person or persons, if any, as may be designated by the Board of Directors. The Board has no reason to believe that any nominee herein named will be unable or unwilling to serve.

Nominees for Director

         The following table sets forth information about each nominee for election as a director.

         Nominees.

                  JERRY C. ATKIN, 48, joined the Company in July 1974 as Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer. He was elected Chairman in 1991. Prior to employment by the Company, Mr. Atkin was employed by a public accounting firm and is a certified public accountant. Mr. Atkin is a board member of Blue Cross Blue Shield of Utah, a medical insurance company. He is also a member of the Board of Zions Bancorporation, a Utah bank holding company. Mr. Atkin has served as a director of the Company since 1974.

                  J. RALPH ATKIN, 54, was the founder of the Company and served as President and Chief Executive Officer from 1972 to 1975. He served as Chairman of the Board of Directors from 1972 to 1991. From 1984 to 1988 he served as Senior Vice President of the Company. From March 1991 to January 1993, he was Director of Business and Economic Development for the State of Utah. He served as Chief Executive Officer of EuroSky, a company organized to explore the feasibility of a regional airline in Austria during 1994 and 1995. Mr. Atkin is currently engaged in the private practice of law in St. George, Utah. Mr. Atkin is also a director of Fairchild Aircraft Incorporated and Fairchild Aircraft Services Incorporated. Mr. Atkin has served as a director of the Company since 1972.

                  SIDNEY J. ATKIN, 62, was elected Vice Chairman in 1988. For more than the past five years, Mr. Atkin has been President of Sugarloaf Corp., a Utah corporation involved in the operation of restaurants and motels. Mr. Atkin has served as a director of the Company since 1973.

                  MERVYN K. COX, 60, has been for more than the past five years an orthodontist engaged in private practice and has also engaged in the development and management of real estate. Mr. Cox has served as a director of the Company since 1974.

                  IAN M. CUMMING, 56, is Chairman of Leucadia National Corporation, a diversified financial services holding company principally engaged in personal and commercial lines of property and casualty insurance, life and health insurance, banking and lending, manufacturing and the trading stamps business. He has served as a director of the Company since 1986. Mr. Cumming is also a director of MK Gold Company and Allcity Insurance Company, both of which are public companies.

                  HENRY J. EYRING, 33, has been employed since 1989 by Monitor Company, an international management consulting firm based in Cambridge, Massachusetts. At Monitor, he serves as President of Monitor Institute, the subsidiary of the firm that consults in the public sector. He is also Chief Operating Officer of the Huntsman Cancer Institute. He is a Director of Global Microtechologies, a computer retailing company, and is Chairman-elect of Artspace, a Salt Lake City-based non-profit real estate developer. Mr. Eyring has served as a director of the Company since 1995.

                  STEVEN F. UDVAR-HAZY, 51, is currently President, Director and Chief Executive Officer of International Lease Finance Corporation, a wholly-owned subsidiary of American International Group, Inc., which leases and finances commercial jet aircraft worldwide. Mr. Udvar-Hazy has been engaged in aircraft leasing and finance for 32 years. He has served as a director of the Company since 1986.

                  HYRUM W. SMITH, 53, is co-founder, Chief Executive Officer and Chairman of Franklin Covey Co., a public company in business to help people gain control over their lives and increase their productivity. Mr. Smith has been the Chief Executive Officer of Franklin Covey Co. since February 1997, a position he also held from April 1991 to September 1996. Mr. Smith was Senior Vice President of Franklin Quest from December 1984 to April 1991. Franklin Covey Co. was formerly known as Franklin Quest Co. prior to its merger with Covey Leadership Center, Inc. in May 1997. Mr. Smith has served as a director of the Company since 1995.

         Meetings and Committees.

                  During the fiscal year ended March 31, 1997 ("fiscal 1997"), the Board of Directors held seven meetings. All members attended at least 75% of all board meetings and applicable committee meetings. The Board of Directors has a Compensation Committee that approves board fees and the Company's officers' compensation, except compensation for the CEO which is approved by the Board of Directors upon recommendation of the Compensation Committee. The Compensation Committee also approves the amount of contributions to the employees' retirement plan and administers the Company's stock option plans. The members of the Compensation Committee are J. Ralph Atkin, Hyrum W. Smith and Steven F. Udvar-Hazy. The Compensation Committee met twice during fiscal 1997. The Board of Directors has an Audit Committee that reviews the auditor's reports and recommendations and interviews and makes recommendations to the Board of Directors for the selection of the Company's independent auditor. The members of the Audit Committee are Sidney J. Atkin, Ian M. Cumming, Mervyn K. Cox and Henry
J. Eyring. The Audit Committee met two times during fiscal 1997. The Board of Directors has a Nominating Committee which recommends to the Board of Directors nominees for election. The Nominating Committee will consider nominees recommended by shareholders submitted in writing to the Committee. The members of the Nominating Committee are Sidney J. Atkin, Mervyn K. Cox and Ian M. Cumming. The Nominating Committee met once during fiscal 1997.

         Relationships.

                  J. Ralph Atkin and Sidney J. Atkin are brothers. Jerry C. Atkin is their nephew.

                               EXECUTIVE OFFICERS

         In addition to Jerry C. Atkin, certain information is furnished with respect to the following executive officers of the Company:

         RON B. REBER, 43, joined the Company in 1977 and has served in various capacities, including Vice President-Sales and Market Planning for SkyWest Airlines, Inc. and Senior Vice President-Customer Service and Marketing. He is currently Executive Vice President and Chief Operating Officer with general responsibility for flight operations, maintenance, customer service, market planning, marketing, revenue control and pricing. He also serves as President of National Parks Transportation, Inc., a wholly-owned subsidiary of the Company.

         BRADFORD R. RICH, 36, joined the Company in 1987 as Corporate Controller. He was previously employed with a public accounting firm and is a certified public accountant. He is currently Executive Vice President, Chief Financial Officer and Treasurer with responsibility for financial accounting, treasury, public reporting, investor relations, internal audit and management information systems.

         CLIFFORD N. LANGNESS, 51, served as President of Scenic Airlines, a wholly-owned subsidiary of the Company, from April 1992 to March 31, 1997, the date of his resignation. Mr. Langness was the Vice President and General Manager of Scenic Airlines from April 1985 until April 1992.


                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

         The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and each of the other executive officers whose annual salary and bonus exceeded $100,000 (collectively the "Named Executive Officers").

                                            Summmary Compensation Table
                                                                                     Long Term
                                                  Annual Compensation              Compensation
                                        ----------------------------------------   -------------
                                                                   Other Annual      Options          All Other
      Name and Position          Year        Salary      Bonus      Compensation(1)    Granted        Compensation(2)
------------------------------  ------     ---------    --------   -------------   -------------   ----------------
Jerry C. Atkin                   F97       $217,689    $100,000         21,138          35,000             3,496
 Chairman, President and         F96        209,217      50,000         26,362          28,000             8,629
 Chief Executive Officer         F95        185,999     127,000         36,753          25,000             6,260

Ron B. Reber                     F97        130,193      70,000         11,923          12,500             1,795
 Executive Vice President        F96        126,818      20,000         13,504          11,500             3,656
 and Chief Operating Officer     F95         88,357      50,000         15,599           8,000             2,695

Bradford R. Rich                 F97        118,462      63,000         10,892          12,500             1,620
 Executive Vice President        F96        106,732      20,000         12,174          11,500             3,722
 and Chief Financial Officer     F95         88,822      50,000         15,882           8,000             2,777

Clifford N. Langness             F97        104,677           0          9,272               0             1,220
 President of                    F96        104,562      10,000          9,135           8,000             2,306
 Scenic Airlines                 F95        100,915      18,638          9,839           8,000             2,801

-----------------------
(1) Consists of deferred compensation payments made pursuant to the Executive Deferred Compensation Plan (the "Plan"). See "Report of the Compensation Committee--Executive Deferred Compensation Plan."
(2) Consists of the Company's contributions to the Company's 401(k) Plan which were allocated to the account of the Named Executive Officers in the 1997 fiscal year.

Option Grants in Last Fiscal Year

         The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended March 31, 1997.


                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                     Percent of Total                           Annual Rates of Stock Price
                                     Options Granted                            Appreciation for Option Term
                          Options     to Employees      Exercise   Expiration   ----------------------------
    Name                 Granted(1)  in  Fiscal Year     Price       Date            5%              10%
---------------------    ---------   ----------------   --------   -----------  ------------    ------------

Jerry C. Atkin.........   35,000          29.4%          $14.63     03/31/06      $322,025        $816,076

Ron B. Reber...........   12,500          10.5            14.63     03/31/06       115,009         291,456

Bradford R. Rich.......   12,500          10.5            14.63     03/31/06       115,009         291,456

Clifford N. Langness...    9,000           7.6            14.63     03/31/06        82,806         209,848

----------------------
(1) All options were granted under the Company's Amended and Combined Incentive and Nonstatutory Stock Option Plan and first become exercisable on April 1, 1999.

Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on March 31, 1997, and the value realized upon the exercise of options during the fiscal year ended March 31, 1997.

                                                                                                     Value of
                                                                               Number of            Unexercised
                                                                              Unexercised          In-the-Money
                                                                              Options at            Options at
                                                                               FY-End(#)           FY-End($)(3)
                                                                          -------------------   -------------------
                                                              Value
                                                            Realized($)      Exercisable(2)/        Exercisable/
                                              Name            (1)           Unexercisable         Unexercisable
-------------------------------------    ---------------   ------------   -------------------   -------------------
Jerry C. Atkin.......................           21,750         $163,125      50,000/63,000            $0/$0
Ron B. Reber.........................            7,500           85,313      15,000/24,000            $0/$0
Bradford R. Rich.....................            7,500           85,313      15,000/24,000            $0/$0
Clifford N. Langness.................                0                0      15,000/17,000            $0/$0

----------------------
(1) Calculated based on the difference between the exercise price and the value of the shares as of the date acquired.
(2) Includes options exercisable within 60 days of the end of the Company's fiscal year.
(3) Calculated based on the difference between the exercise price and the price of a share of the Company's Common Stock on March 31, 1997. The price of the Common Stock of the Company on March 31, 1997, was $13.00 as reported on the NASDAQ Stock Market/National Market System.

Compensation Committee Interlocks and Insider Participation

         J. Ralph Atkin served as Chairman of the Compensation Committee during the fiscal year ended March 31, 1997. Mr. Atkin was the founder of the Company and served as President and Chief Executive Officer from 1972 to 1975. From 1984 to 1988, Mr. Atkin also served as Senior Vice President of the Company.

Director's Compensation

         All directors, except Jerry C. Atkin, receive a fee of $1,000 for each Board meeting and $500 for each Committee meeting and $16,000 as an annual retainer. The Vice Chairman and Committee Chairmen also receive an additional $1,000 annually. Steven F. Udvar-Hazy receives an additional $14,400 annually.


                      REPORT OF THE COMPENSATION COMMITTEE

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Compensation Committee and the Performance Graph set forth on page 10 hereof shall not be deemed to be incorporated by reference into any such filings.

         The Securities and Exchange Commission's ("SEC") rules addressing disclosure of executive compensation in proxy statements require the Compensation Committee to include in this Proxy Statement a report from the Compensation Committee addressing, with respect to the most recently completed fiscal year, (a) the Company's policies regarding executive compensation generally, (b) the factors and criteria considered in setting the compensation of the Company's Chief Executive Officer, Jerry C. Atkin, and (c) any relationship between such compensation and the Company's performance.

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is responsible for establishing the policies governing the Company's compensation program and the amount of compensation for each of the Company's executive officers. The Compensation Committee is currently composed of three of the Company's independent directors and has oversight responsibility for all executive compensation and executive benefit programs of the Company.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Company's Board of Directors regularly reviews and approves decisions with respect to compensation of the Company's officers and other employees. The Board of Directors has appointed three of its independent, non-employee members to serve on the Compensation Committee and empowered the Committee to:

         -         Recommend to the Board CEO compensation;

         -         Approve all other officers' compensation;

         - Approve Company-wide and officer incentive/bonus plans, and profit sharing/retirement contributions;

         -         Review Company compensation packages as a whole; and

         -         Administer the Company's various stock option plans.

         Executive Compensation Policies.

                  The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the Company's long-term financial success. The Company seeks to accomplish this goal by providing a compensation program that, in the judgment of the Compensation Committee and senior management:

         - is competitive with compensation programs offered by the Company's primary competitors and by other comparable companies;

         - integrates certain compensation elements with the Company's financial performance by linking an incentive plan to the Company's net income as well as other corporate and operational goals; and

         - links certain compensation elements with an opportunity to own the Company's Common Stock so that its executives will have a personal interest in the increase in share value and, as a result, have common interests with the Company's shareholders.

                  The Compensation Committee believes that each of these factors is integrally important to the long-term financial success of the Company. In designing and implementing the individual components of the Company's executive compensation program, the Company seeks a balance among these factors that will vary depending on the level of policy-making and operational responsibility of the executive. The Compensation Committee and senior management annually review the structure of the Company's executive compensation program to ensure that these goals are being accomplished.

         Executive Compensation Program.

                  The components of the Company's current executive compensation program include salary and annual cash incentive bonus awards and long-term incentive plans in the form of stock option plans and deferred compensation plans.

         Salaries and Cash Incentive Bonus Awards.

                  The Compensation Committee establishes the salaries and bonus awards for all officers, except the CEO, whose salary and annual bonus award it recommends for approval by the full Board. The salary and bonus award levels are established and adjusted annually based on factors such as competitive trends, annual inflation rates, overall financial performance of the Company and individual performance of the executives. The base salary for the executive officers is generally fixed below industry average levels with the opportunity to receive annual bonuses that would make total compensation comparable. The Company's annual bonus awards to its executive officers, some of which are reflected in the Summary Compensation Table, are based on the financial performance of the Company together with subjective and objective performance criteria.

                  At the beginning of each fiscal year, the Compensation Committee establishes cash bonus award guidelines based on the Company's earnings. For fiscal 1997, the Company adopted an incentive plan for all officers, including executive officers, pursuant to which a bonus was paid to the Company's President, two Executive Vice Presidents, and seven Vice Presidents; subject, however, to discretionary authority of the Board of Directors and the Compensation Committee to vary the amounts or percentages paid based on extraordinary performance, achievement of (or failure to achieve) objectives and other similar factors. For fiscal 1997, bonuses were paid based on the incentive plan as adopted. A separate incentive bonus plan, paid quarterly, was in effect for all other employees employed at least two years.

         Employee Retirement Plan -- 401(k).

                  The Company maintains the SkyWest Airlines Employee Retirement Plan (the "Retirement Plan") which is a defined contribution plan, for the benefit of employees who have completed at least one year of service with the Company. The Retirement Plan is qualified under Section 401(a) and (k) of the Internal Revenue Code ("Code").

                  The Retirement Plan provides for pre-tax participant contributions and matching contributions by the Company, subject to the requirements of Section 401(k) of the Code. The Company may also make discretionary contributions for participants without regard to participant contributions. Matching contributions totaled $1,460,341 and a discretionary contribution of $499,030 was made for fiscal year 1997. The Company's officers are not eligible to participate in matching contributions made by the Company.

                  Separate accounts are maintained for all contributions and directed by participants among nine types of investment funds, not including Common Stock of the Company.

                  All contributions to a participant's account under the Retirement Plan are nonforfeitable. The Retirement Plan permits certain withdrawals and loans during service. Distributions from the Retirement Plan are made upon termination either in a lump sum or in annual installments over a period of up to ten years (but in no event over a period exceeding five years following a participant's death).

         Executive Deferred Compensation Plan.

                  The Company's Deferred Compensation Plan (the "Plan") was adopted by the Compensation Committee of the Board of Directors on August 7, 1990, and became effective January 1, 1991. Under the terms of the Plan, the Company contributes eight percent of the compensation paid to the officers of the Company during the prior calendar year to the Plan. Under the Plan, the Company maintains split dollar life insurance policies on the lives of participants. The officer is the owner of such policies and the Company is responsible for payment of premiums. The premiums are recoverable by the Company and will be paid to each participant as deferred compensation following termination of employment. The earnings under the policies and death proceeds of policies will be paid to participants or to a designated beneficiary. Participants in this Plan are not eligible for matching contributions under the 401(k) Plan.

         Stock Option Plans.

                  The Company's Amended and Combined Incentive and Nonstatutory Stock Option Plan (the "Plan") was adopted by the Board of Directors in April 1991 and approved by the Shareholders of the Company in August 1991. The Plan provides for the grant of options to purchase shares of Common Stock which may be either incentive stock options ("Incentive Stock Options") as that term is defined in the Code or nonstatutory stock options ("Nonstatutory Options"). Options under the Plan are granted by the Compensation Committee. The maximum number of shares of Common Stock available for issuance upon exercise of Options under the Plan is 1,500,000. Directors, managers and key employees and others who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Compensation Committee, would benefit the Company, are eligible to receive Options under the Plan.

                  The Compensation Committee has complete authority to determine the persons to whom and the time or times at which grants of Options will be made, whether such Options will be Incentive Stock Options or Nonstatutory Options, the exercise price, term, restrictions on exercise and transferability and vesting schedules, all of which are set forth in a Stock Option Agreement. In no event, however, shall the exercise price of an Incentive Stock Option be less than the fair market value of a share of Common Stock on the date of grant or exercisable after the expiration of ten years from the date of grant and no Option shall be exercisable before six months have lapsed from the date of grant (except in the case of death or disability). In considering the grant of Options to executive officers, the Compensation Committee takes into consideration such factors as the projected value of the Company's Common Stock in the future based on the Company obtaining its performance goals, the executive officers' current salary and the overall performance of the Company. The Compensation Committee attempts to award Options in an amount that will provide executive officers with Options that will have a value in the future equal to a targeted percentage of the officers' base salary if the Company's performance goals are met during the vesting period.

         Chief Executive Officer Compensation for Fiscal Year 1997.

                  Using the process and criteria discussed above, effective July 1, 1996 the Compensation Committee recommended and the Board established Jerry
C. Atkin's base salary at $220,000 and set the range for his annual bonus award at $53,000 to $230,000, based on Company net income and also subject to achieving other non-financial objectives. After the end of fiscal 1997, the Compensation Committee awarded Mr. Atkin a $100,000 bonus based on his performance during the year. During fiscal 1997, the Compensation Committee also awarded 35,000 stock options to Mr. Atkin based on the criteria described above.


                             COMPENSATION COMMITTEE

                                 J. Ralph Atkin
                              Steven F. Udvar-Hazy
                                 Hyrum W. Smith

                                PERFORMANCE GRAPH

         Set forth below is a graph comparing the five-year cumulative shareholder return on SkyWest's Common Stock against the five year-cumulative total return on the CRSP Index for NASDAQ Stock Market (US Companies) and the CRSP Index for NASDAQ Stocks (SIC 4510-4519) (an index composed of NASDAQ companies engaged in air transportation, and includes regional airlines whose stocks trade on NASDAQ) for the periods indicated. The graph assumes an initial investment of $100.00 with dividends reinvested over the periods indicated.

                Comparison of Five-Year Cumulative Total Returns
                              Performance Graph for
                                  SkyWest, Inc.


                               [GRAPHIC OMITTED]

----------------------------------------------------------------------------------------------------------------------------
     Symbol                   Index Description               03/31/92   03/31/93  03/31/94  03/31/95   03/29/96    03/31/97
----------------------------------------------------------------------------------------------------------------------------
     ______      SkyWest, Inc................................   100.0      237.1     469.0     203.5     182.1     183.1
----------------------------------------------------------------------------------------------------------------------------
                 NASDAQ Stocks (SIC 4510-4519
                 US Companies) Air
                 Transportation, Scheduled
    _ _ _ _      and Air Courier Services....................   100.0      165.9     155.7     166.4     303.9     214.7
----------------------------------------------------------------------------------------------------------------------------

                 Nasdaq Stock Market
     .......     (US Companies)..............................
 ..                                                              100.0      115.0     124.1     138.0     187.4     208.3
----------------------------------------------------------------------------------------------------------------------------

Notes:
A. The lines represent yearly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.       The index level for all series was set to $100 on 03/31/92.

Certain Relationships and Related Party Transactions

         The Company and Delta operate under a joint marketing and code sharing agreement under which the Company uses the Delta two letter designator code (DL) in displaying its schedules on all flights in the automated airline reservation systems used throughout the industry.

         As of March 31, 1997, Delta owned 1,553,899 shares of Common Stock which represented 15.3% of the outstanding Common Stock of the Company. The Company leases various terminal facilities from Delta and Delta provides certain services to the Company, including advertising, reservation and ground handling services. Expenses paid to Delta under these agreements were approximately $5,024,000, $9,181,000 and $11,217,736 during the years ended March 31, 1995,
1996, and 1997, respectively. The Company had a net receivable of $2,761,000 as of March 31, 1996, and $779,662 as of March 31, 1997.

         Effective April 1, 1997, W. Martin Braham, Delta's designated Board member resigned from the Board, at Delta's request. All Delta designated board members of other regional airlines with similar arrangements also resigned. However, so long as Delta is the owner of 10% or more of the Company's outstanding Common Stock, the Company is required to include a designee of Delta reasonably acceptable to the Company on the slate of nominees for election of directors nominated by the Company's Board of Directors and to use its best efforts to assure the election of the designee to the Board of Directors. Delta has not designated a nominee to replace Mr. Braham and the Company does not otherwise intend to nominate a replacement for the vacancy created by Mr. Braham's resignation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of May 31, 1997, information with respect to the Company's Common Stock owned beneficially by each Director or nominee for Director, by the Named Executive Officers, by all Officers and Directors as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

                                                                                   Amount and Nature    Percentage
                                                                                     of Beneficial          of
                     Name and Address of Beneficial Owners                             Ownership         Class(1)
-------------------------------------------------------------------------------   -------------------  ------------
Delta Air Lines Holdings, Inc..................................................         1,553,899           15.3%
   Hartsfield Atlanta International Airport
   Atlanta, Georgia  30320

Jerry C. Atkin(2)..............................................................           544,026(4)         5.3
   c/o  SkyWest, Inc.
   444 South River Road
   St. George, Utah  84790

Sidney J. Atkin(2).............................................................           518,951(3)(5)      5.2
   c/o  SkyWest, Inc.
   444 South River Road
   St. George, Utah  84790

Mervyn K. Cox(2)...............................................................           285,000(5)         2.9

J. Ralph Atkin(2)..............................................................            11,000(5)        *

Steven Udvar-Hazy(2)...........................................................            11,150(5)        *

Ian M. Cumming(2) .............................................................            11,150(5)        *

Hyrum W. Smith(2) .............................................................            11,000(5)        *

Henry J. Eyring(2) ............................................................            11,000(5)        *

Ron B. Reber ..................................................................            15,013(6)        *

Bradford R. Rich ..............................................................            16,906(6)        *

All Officers and Directors, as a group (10 persons)(7).........................         1,481,609           29.1

----------------------
**    less than 1%.

(1)   Based on total outstanding shares of 10,150,211 as of May 31, 1997.

(2)   Director and nominee for director.

(3) Includes 307,500 shares held by a family limited partnership of which Mr. Atkin and his wife are the general partners, and 187,790 shares held by Mr. Atkin as trustee of a trust for the benefit of his family.

(4) Includes 209,555 shares held separately by Carolyn J. Atkin, his wife, and 50,000 shares issuable upon exercise of options.

(5)   Includes 11,000 shares issuable upon exercise of options.

(6)   Includes 15,000 shares issuable upon exercise of options.

(7)   Includes 157,000 shares issuable upon exercise of options.

                PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

      Ratification of the appointment by the Board of Directors of the independent public accountants for the Company for the current fiscal year ending March 31, 1998 is to be voted upon at the Annual Meeting. The Board of Directors recommends shareholder ratification of the appointment of Arthur Andersen LLP, whose appointment has been approved, subject to shareholder approval, by the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to answer any questions shareholders may have and will be given the opportunity to make a statement if they desire to do so.

      The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Arthur Andersen LLP.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.


                                  OTHER MATTERS

OTHER BUSINESS

      The Board of Directors does not know of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting and discussed above. If other matters should come before the Annual Meeting, however, the proxyholders will vote in accordance with their best judgment.

PROPOSALS OF SECURITY HOLDERS FOR 1998 ANNUAL MEETING

      Shareholders desiring to submit proposals for the Proxy Statement for the 1998 Annual Meeting will be required to submit them to the Company in writing on or before April 10, 1998. Any shareholder proposal must also be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

ADDITIONAL INFORMATION

      A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 will be furnished without charge upon receipt of a written request. The exhibits to that Report will also be provided upon request and payment of copying charges. Requests should be directed to the Corporate Secretary, SkyWest, Inc., 444 South River Road, St. George, Utah 84790.

PROXY                                                           SKYWEST, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry C. Atkin, Bradford R. Rich and Eric D. Christensen, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of SkyWest, Inc., a Utah corporation (the "Company"), held of record by the undersigned on June 30, 1997 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Skywest Corporate Offices, 444 South River Road, St. George, Utah 84790, on August 12, 1997, at 11:00 a.m., local time, or at any adjournment thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1. ELECTION OF DIRECTORS, each to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected qualified.

|_| FOR all nominees listed below (except as marked to the contrary below)

|_| WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE
               A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

JERRY C. ATKIN                J. RALPH ATKIN                STEVEN F. UDVAR-HAZY                 IAN M. CUMMING
HENRY J. EYRING               MERVYN K. COX                 SIDNEY J. ATKIN                      HYRUM W. SMITH

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP, as the independent auditor of the Company.

|_|  FOR                       |_|  AGAINST                        |_|  ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITOR OF THE COMPANY.

         Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

Dated:________________, 1997      Signature:___________________________________

Signature if held jointly: _______________________________

Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)